Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information for DWS Global Income Builder Fund (formerly DWS Balanced Fund), in Post-Effective Amendment Number 93 to the Registration Statement (Form N-1A, No. 2-21789) of DWS Market Trust. We also consent to the incorporation by reference into the Statement of Additional Information of our reports on the financial statements and financial highlights of DWS Balanced Fund dated December 27, 2011 included in the Annual Report for the fiscal year ended October 31, 2011.

/s/Ernst & Young LLP
Ernst & Young LLP

Boston, Massachusetts
February 24, 2012

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